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                               Exhibit 10.42

              AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING

     This Amendment to Agreement for Wholesale Financing is made to that certain Agreement for Wholesale Financing entered into by and between Government Technology Services, Inc. ("Dealer") and Deutsche Financial Services Corporation ("DFS") as of June 27, 1996, as amended ("Agreement").

     FOR VALUE RECEIVED, Dealer and DFS agree to amend the Agreement as follows:

     1. Dealer hereby confirms its understanding of the discretionary nature of its credit facility established pursuant to the terms of the Agreement. The foregoing notwithstanding, DFS hereby confirms that it has established a facility available for Dealer's inventory purchases under the terms of the Agreement in the amount of $20,000,000, which such amount shall be reduced to $10,000,000 for the period commencing on February 1 and ending on May 31 in any calendar year. DFS is not permitted to increase either of the foregoing facility amounts without the prior written consent of a majority, by number, of the "Lenders" (as that terms is defined in the Credit Agreement), excluding DFS as a Lender for purposes of such calculation.

     2. The following paragraph shall be inserted into the Agreement as if fully and originally set forth therein and shall replace in their entirety any previous provisions concerning the subject matter hereof:

     "Unused Line Fee. To the extent the unused amount of Dealer's facility under this Agreement exceeds fifty percent (50%) of the maximum facility available to Dealer hereunder, Dealer agrees to pay DFS an unused line fee of three-hundred twenty-five one thousandths of one percent (.325%) per annum on the daily average of the unused amount of the Dealer's facility under this Agreement. Said fee shall be determined monthly based upon an average of the status of the facility measured once per week in such month. The facility shall be considered utilized to the extent of advances actually made by DFS in respect of an invoice and open approvals, which are defined as amounts approved by DFS under this facility, but which, for any reason, remain unfunded by DFS for a period not to exceed 30 days from the date of such open approval. Such unused line fee shall be payable monthly in arrears and due pursuant to the applicable billing statement."

     3. The following paragraph shall be incorporated into the Agreement as if fully and originally set forth therein and shall replace in their entirety any previous provisions concerning the subject matter hereof:

     "Financial Covenants. Dealer agrees that it will:

     (a) at all times maintain a Tangible Net Worth plus Subordinated Debt in the combined amount of not less than the amount shown below for the period corresponding thereto:

               Period                                Amount
          ----------------------------------------------------

          Calendar quarter ending 3/31/98         $38,000,000

          Calendar quarter ending 6/30/98         $40,000,000

          Calendar quarter ending 9/30/98         $45,000,000

          Calendar quarter ending 12/31/98
           and each calendar quarter thereafter   $47,000,000;


     (b) at all times maintain a ratio of Debt minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than the amount shown below for the period corresponding thereto:

               Period                                Ratio
          ----------------------------------------------------

          Calendar quarter ending 3/31/98         4.0 to 1.0

          Calendar quarter ending 6/30/98         3.0 to 1.0

          Calendar quarter ending 9/30/98         5.0 to 1.0

          Calendar quarter ending 12/31/98
           and each calendar quarter thereafter   3.5 to 1.0;

     (c) at all times maintain a ratio of Current Assets to current liabilities of not less than the amount shown below for the period corresponding thereto:

               Period                                Ratio
          ----------------------------------------------------

          Calendar quarter ending 3/31/98         1.2 to 1.0

          Calendar quarter ending 6/30/98         1.2 to 1.0

          Calendar quarter ending 9/30/98         1.1 to 1.0

          Calendar quarter ending 12/31/98
           and each calendar quarter thereafter   1.2 to 1.0

     (d) for the fiscal year of Dealer ending December 31, 1998, and each and every fiscal year thereafter, Dealer shall achieve net income, before giving effect to provisions for income taxes, of at least Two Million Dollars ($2,000,000.00).

For purposes of this paragraph: (i) 'Tangible Net Worth' means the book value of Dealer's assets less liabilities (including as liabilities all recorded reserves for contingencies and other potential liabilities), excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles (as that term is defined in the UCC); accounts receivable and advances due from officers, directors, member, owner, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses (except for those determined by DFS, in its sole discretion, not to be Intangible); escrow deposits (except for those determined by DFS, in its sole discretion, not to be Intangible); covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion; (iii) 'Debt' means all of Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever other than Subordinated Debt (as defined below), whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; (iv) 'Subordinated Debt' means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to DFS by an agreement in form and substance satisfactory to DFS; and (v) 'Current
Assets' means Dealer's current assets.   The foregoing terms will be
determined in accordance with GAAP consistently applied, and, if applicable, on a consolidated basis."

     All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, Dealer and DFS have executed this Amendment to Agreement for Wholesale Financing this 2nd day of July, 1998.


                                   GOVERNMENT TECHNOLOGY SERVICES, INC.


ATTEST:                            By:  /s/ Stephen L. Waechter
                                       --------------------------------
                                   Title:  CFO
 /s/ Judith B. Kassel
------------------------
(Assistant) Secretary

                                   DEUTSCHE FINANCIAL SERVICES CORPORATION


                                   By:  /s/ Dwight Fairchild
                                       --------------------------------
                                   Print Name: Dwight Fairchild
                                   Title: Senior Regional Branch Manager



                        CONSENT AND ACKNOWLEDGMENT

     The undersigned Guarantor hereby acknowledges and consents to the terms of the foregoing Amendment, and does hereby ratify and confirm its Guaranty in all respects.

FALCON MICROSYSTEMS, INC.


By:  /s/ Stephen L. Waechter
    -------------------------
Name: Stephen L. Waechter
Title: CFO
Date: 7/2/98